Exhibit 99.1

Stewart Reports Third Quarter 2020 Results

- Operating revenues of $590.7 million, an increase of $82.8 million, or 16 percent, compared to the prior year quarter

- Net income of $55.9 million versus net income of $66.1 million ($30.4 million on an adjusted basis) in the prior year quarter

- Diluted EPS of $2.21 compared to prior year quarter diluted EPS of $2.78 ($1.28 on an adjusted basis)

HOUSTON, Oct. 21, 2020 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the third quarter 2020 of $55.9 million ($2.21 per diluted share), compared to net income attributable to Stewart of $66.1 million ($2.78 per diluted share) for the third quarter 2019. On an adjusted basis, Stewart's third quarter 2020 net income of $55.9 million ($2.21 per diluted share) increased 84 percent from $30.4 million in the third quarter 2019. Third quarter 2020 pretax income before noncontrolling interests was $76.3 million compared to pretax income before noncontrolling interests of $91.1 million for the third quarter 2019.

Third quarter 2019 results included pretax items of:

  $46.9 million of net realized and unrealized gains, primarily composed of a $50 million gain recorded in the ancillary services and corporate segment related to the merger termination fee paid by Fidelity National Financial (FNF), and a $2.7 million impairment charge on an equity method investment recorded in the title segment, and
  $1.0 million of third-party advisory expenses related to the terminated FNF merger transaction recorded in other operating expenses within the ancillary services and corporate segment.

"In the third quarter, Stewart continued to benefit from a robust real estate transaction environment, as low interest rates continued to impact refinancing activity while purchase orders strengthened," commented Fred Eppinger, chief executive officer. "Together, they helped both our direct and agency operations outperform 2019 revenue levels. In addition, Stewart's more disciplined and focused operating approach allowed for enhanced margins. Lastly, the company closed two acquisitions in the quarter, with their benefits seen immediately in our core title results. As always, I would like to thank our employees for the work they are doing, continuing to tirelessly work under challenging conditions while insuring the safety of our customers and co-workers."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Total revenues	595.7	559.5	1,551.7	1,430.1
Pretax income before noncontrolling interests	76.3	91.1	134.6	113.2
Income tax expense	(16.1)	(21.4)	(29.3)	(26.0)
Net income attributable to noncontrolling interests	(4.4)	(3.6)	(10.1)	(8.6)
Net income attributable to Stewart	55.9	66.1	95.2	78.6
Non-GAAP adjustments, after taxes*	-	(35.7)	6.8	(34.2)
Adjusted net income attributable to Stewart*	55.9	30.4	102.0	44.4
Net income per diluted Stewart share	2.21	2.78	3.93	3.31
Adjusted net income per diluted Stewart share*	2.21	1.28	4.21	1.87
* See Appendix A

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended September 30,
	2020	2019	% Change

Operating revenues	562.7	499.2	13%
Investment income	5.0	4.8	6%
Net realized and unrealized gains (losses)	-	(2.8)	100%
Pretax income	82.4	49.5	66%
Pretax margin	14.5%	9.9%

Title segment pretax income grew $32.9 million, or 66 percent, while pretax margin also improved 460 basis points to 14.5 percent in the third quarter 2020 compared to the prior year quarter. Title operating revenues increased $63.5 million, or 13 percent, resulting from increases in direct title revenues of $35.0 million, or 14 percent, and gross independent agency revenues of $28.5 million, or 11 percent. The effect of changes in the fair value of equity securities investments was minimal during the third quarters of 2020 and 2019; however, during the third quarter 2019, the segment recorded a $2.7 million impairment charge on an equity method investment. Excluding the impairment charge, pretax income for the third quarter 2019 would have been $52.3 million (10.4 percent margin).

Consistent with the increased title revenues in the third quarter 2020, the segment's overall operating expenses increased $33.6 million, or 7 percent, as agency retention expenses and combined title employee costs and other operating expenses increased 11 percent and 3 percent, respectively, from the third quarter 2019. Our average independent agency remittance rate for the third quarter 2020 improved to 18.2 percent compared to 17.8 percent in the prior year quarter; while combined title employee costs and other operating expenses, as a percentage of title revenues, was 39.5 percent in the third quarter 2020 compared to 43.4 percent in the prior year quarter. Title loss expense increased in the third quarter 2020 primarily due to increased title revenues, higher domestic loss provisioning rates due to the current economic environment, and unfavorable loss development in our Canadian business. As a percentage of title revenues, the title loss expense in the third quarter 2020 was 5.1 percent compared to 4.2 percent from the prior year quarter.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended September 30,
	2020	2019	% Change

Non-commercial:
Domestic	208.2	160.5	30%
International	30.4	28.8	6%
Commercial:
Domestic	36.7	49.7	(26)%
International	4.8	6.1	(21)%
Total direct title revenues	280.1	245.1	14%

Direct title revenues in the third quarter 2020 increased from the prior year quarter as a result of improved domestic non-commercial revenues, primarily driven by increased purchase and refinancing residential orders from both existing and newly acquired title offices. This increase was partially offset by decreased commercial revenues resulting from reduced transaction sizes and volumes. Domestic commercial fee per file in the third quarter 2020 was approximately $9,700, which was 23 percent lower than the third quarter 2019; while domestic residential fee per file was approximately $1,900, or 11 percent lower than the third quarter 2019, primarily due to a higher mix of refinancing compared to purchase transactions.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended September 30,
	2020	2019	% Change

Operating revenues	28.0	8.6	224%
Net realized gains	-	49.7	(100)%
Pretax (loss) income	(6.0)	41.6	(115)%

The segment's results for the third quarter 2019 included a $50.0 million realized gain related to the FNF merger termination fee and $1.0 million of merger expenses. Excluding net realized gains and merger expenses, the segment's pretax results for the third quarter 2020 improved $1.1 million, or 15 percent, compared to the prior year quarter. Third quarter segment operating revenues improved, primarily driven by $24.2 million of revenues generated by U.S. Appraisals, which were partially offset by a $4.8 million decline in search and valuation services' revenues due to significantly lower customer orders. The segment's results for the third quarter 2020 and 2019 included approximately $6.3 million and $7.3 million, respectively, of net expenses attributable to parent company and corporate operations, with the higher expenses in the third quarter 2019 being primarily driven by the FNF merger expenses mentioned above.

Expenses
For the third quarter 2020, total employee costs and other operating expenses related to new acquisitions aggregated to $6.1 million and $21.7 million, respectively. Excluding these acquisitions, total employee costs increased $5.7 million, or 4 percent, in the third quarter 2020 compared to the third quarter 2019, primarily due to higher incentive compensation on improved overall operating results. As a percentage of total operating revenues, consolidated employee costs for the third quarter 2020 improved to 26.3 percent from 28.3 percent in the third quarter 2019.

Excluding acquisitions, other operating expenses decreased $11.0 million, or 13 percent, in the third quarter 2020 compared to the third quarter 2019. This decline primarily resulted from lower outside title search expenses on lower revenues from commercial services and search and valuation services, and reduced spending related to marketing, travel, rent and other occupancy, and third-party consulting. As a percentage of total operating revenues, consolidated other operating expenses for the third quarter 2020 improved to 16.7 percent compared to 17.3 percent in the third quarter 2019.

Other
Net cash provided by operations in the third quarter 2020 was $90.8 million compared to net cash provided by operations of $115.7 million in the prior year quarter. The lower cash from operations in the third quarter 2020 was primarily due to the $50.0 million FNF merger termination fee received in the third quarter 2019, partially offset by a higher third quarter 2020 income from business operations.

Third quarter Earnings Call
Stewart will hold a conference call to discuss the third quarter 2020 earnings at 8:30 a.m. Eastern Time on Thursday, October 22, 2020. To participate, dial (800) 894-5910 (USA) and (785) 424-1052 (International) - access code STCQ320. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call.html. The conference call replay will be available from 11:00 a.m. Eastern Time on October 22, 2020 until midnight on October 29, 2020, by dialing (800) 938-2796 (USA) or (402) 220-9030 (International) - the access code is also STCQ320.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the timing and effects of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended Sept. 30,		9 Months Ended Sept. 30,
	2020	2019	2020	2019
Revenues:
Title revenues:
Direct operations	280,114	245,068	696,611	634,198
Agency operations	282,605	254,155	802,022	699,835
Ancillary services	27,957	8,628	44,573	30,708
Total operating revenues	590,676	507,851	1,543,206	1,364,741
Investment income	5,027	4,752	14,530	14,631
Net realized and unrealized (losses) gains	(7)	46,905	(6,035)	50,730
	595,696	559,508	1,551,701	1,430,102
Expenses:
Amounts retained by agencies	231,051	208,973	659,138	576,559
Employee costs	155,638	143,815	428,817	412,967
Other operating expenses	98,531	87,826	245,003	251,030
Title losses and related claims	28,427	21,059	68,600	55,532
Depreciation and amortization	5,144	5,694	13,436	17,458
Interest	562	1,080	2,075	3,369
	519,353	468,447	1,417,069	1,316,915
Income before taxes and noncontrolling interests	76,343	91,061	134,632	113,187
Income tax expense	(16,058)	(21,393)	(29,293)	(25,978)
Net income	60,285	69,668	105,339	87,209
Less net income attributable to noncontrolling interests	4,376	3,560	10,107	8,561
Net income attributable to Stewart	55,909	66,108	95,232	78,648

Net earnings per diluted share attributable to Stewart	2.21	2.78	3.93	3.31
Diluted average shares outstanding (000)	25,297	23,773	24,256	23,780

Selected financial information:
Net cash provided by operations	90,752	115,718	140,862	107,289
Other comprehensive income (loss)	4,589	(1,624)	11,375	20,033

Monthly Domestic Order Counts:
Opened Orders 2020:	July	August	Sept	Total	Closed Orders 2020:	July	August	Sept	Total
Commercial	1,330	1,071	1,302	3,703	Commercial	1,415	1,096	1,288	3,799
Purchase	24,001	23,406	26,261	73,668	Purchase	17,206	16,212	18,989	52,407
Refinancing	28,729	28,181	29,913	86,823	Refinancing	17,609	17,239	21,179	56,027
Other	212	275	580	1,067	Other	112	106	337	555
Total	54,272	52,933	58,056	165,261	Total	36,342	34,653	41,793	112,788

Opened Orders 2019:	July	August	Sept	Total	Closed Orders 2019:	July	August	Sept	Total
Commercial	1,378	1,466	1,407	4,251	Commercial	1,211	1,401	1,344	3,956
Purchase	21,979	20,663	17,937	60,579	Purchase	16,102	16,057	13,921	46,080
Refinancing	12,977	17,341	15,069	45,387	Refinancing	8,417	9,274	10,143	27,834
Other	497	312	319	1,128	Other	225	236	143	604
Total	36,831	39,782	34,732	111,345	Total	25,955	26,968	25,551	78,474

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	Sept. 30, 2020 (Unaudited)	December 31, 2019
Assets:
Cash and cash equivalents	381,560	330,609
Short-term investments	21,288	23,527
Investments in debt and equity securities, at fair value	650,599	645,039
Receivables – premiums from agencies	32,749	26,405
Receivables – other	50,988	50,067
Allowance for uncollectible amounts	(4,456)	(4,469)
Property and equipment, net	50,976	50,461
Operating lease assets, net	110,038	99,028
Title plants	72,850	72,627
Goodwill	382,235	248,890
Intangible assets, net of amortization	22,002	4,623
Deferred tax assets	4,451	4,407
Other assets	44,909	41,571
	1,820,189	1,592,785
Liabilities:
Notes payable	101,256	110,632
Accounts payable and accrued liabilities	143,207	126,779
Operating lease liabilities	122,475	113,843
Estimated title losses	466,812	459,053
Deferred tax liabilities	35,570	28,719
	869,320	839,026
Stockholders' equity:
Common Stock and additional paid-in capital	300,648	188,279
Retained earnings	637,223	564,392
Accumulated other comprehensive income (loss)	8,676	(2,699)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	943,881	747,306
Noncontrolling interests	6,988	6,453
Total stockholders' equity	950,869	753,759
	1,820,189	1,592,785

Number of shares outstanding (000)	26,719	23,709
Book value per share	35.33	31.52

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Three months ended:	September 30, 2020			September 30, 2019
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	562,719	27,957	590,676	499,223	8,628	507,851
Investment income	5,027	-	5,027	4,752	-	4,752
Net realized and unrealized (losses) gains	(3)	(4)	(7)	(2,776)	49,681	46,905
	567,743	27,953	595,696	501,199	58,309	559,508
Expenses:
Amounts retained by agencies	231,051	-	231,051	208,973	-	208,973
Employee costs	149,050	6,588	155,638	138,071	5,744	143,815
Other operating expenses	73,091	25,440	98,531	78,505	9,321	87,826
Title losses and related claims	28,427	-	28,427	21,059	-	21,059
Depreciation and amortization	3,748	1,396	5,144	5,110	584	5,694
Interest	-	562	562	-	1,080	1,080
	485,367	33,986	519,353	451,718	16,729	468,447
Income (loss) before taxes	82,376	(6,033)	76,343	49,481	41,580	91,065

Nine months ended:	September 30, 2020			September 30, 2019
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,498,633	44,573	1,543,206	1,334,033	30,708	1,364,741
Investment income	14,530	-	14,530	14,631	-	14,631
Net realized and unrealized (losses) gains	(6,545)	510	(6,035)	608	50,122	50,730
	1,506,618	45,083	1,551,701	1,349,272	80,830	1,430,102
Expenses:
Amounts retained by agencies	659,138	-	659,138	576,559	-	576,559
Employee costs	411,633	17,184	428,817	395,804	17,163	412,967
Other operating expenses	203,942	41,061	245,003	217,924	33,106	251,030
Title losses and related claims	68,600	-	68,600	55,532	-	55,532
Depreciation and amortization	11,302	2,134	13,436	15,309	2,149	17,458
Interest	-	2,075	2,075	-	3,369	3,369
	1,354,615	62,454	1,417,069	1,261,128	55,787	1,316,915
Income (loss) before taxes	152,003	(17,371)	134,632	88,144	25,043	113,187

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses and other non-operating costs such as merger expenses, cost initiative severance expenses, office closure costs and litigation expenses (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and nine months ended September 30, 2020 and 2019 (dollars in millions, except share and per share amounts).

	Quarter Ended Sept. 30,			Nine Months Ended Sept. 30,
	2020	2019	% Change	2020	2019	% Change

Total revenues	595.7	559.5		1,551.7	1,430.1
Less: Net realized and unrealized gains (losses)	-	46.9		(6.0)	50.7
Adjusted revenues	595.7	512.6	16%	1,557.7	1,379.4	13%

Net income attributable to Stewart	55.9	66.1		95.2	78.6
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses*	-	(46.9)		6.0	(50.7)
FNF merger-related expenses	-	1.0		-	6.7
Cost initiatives severance expenses	-	-		2.8	-
Net tax effects of non-GAAP adjustments	-	10.2		(2.0)	9.8
Non-GAAP adjustments, after taxes	-	(35.7)		6.8	(34.2)
Adjusted net income attributable to Stewart	55.9	30.4	84%	102.0	44.4	130%

Diluted average shares outstanding (000)	25,297	23,773		24,256	23,780
Adjusted net income per share	2.21	1.28		4.21	1.87

*Net realized and unrealized gains for the quarter and nine months ended September 30, 2019 included the $50.0 million FNF merger termination fee.

CONTACT: Nat Otis, SVP - Finance/Investor Relations, (713) 625-8360